Exhibit 99.1

Net Asset Value

We calculate net asset value per share in accordance with valuation policies and procedures that have been approved by our board of directors. Our transactional net asset value (“Transactional Net Asset Value”) is the price at which we sell and repurchase our shares. Our GAAP net asset value (“GAAP Net Asset Value”) is our net asset value determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The following table provides a breakdown of the major components of our Transactional Net Asset Value as of March 31, 2024 and December 31, 2023 ($ in thousands, except shares):

Components of Transactional Net Asset Value	March 31, 2024	December 31, 2023
Investments at fair value (1)	$1,021,161	$983,552
Cash and cash equivalents	662,484	278,417
Other assets	8,452	18,832
Other liabilities	(34,690)	(50,654)
Accrued performance participation allocation	(12,412)	(8,335)
Management fee payable	—	—
Accrued shareholder servicing fees and distribution fees (2)	(1,353)	(1,010)
Transactional Net Asset Value	$1,643,642	$1,220,802
Number of outstanding shares	60,472,345	45,294,472

(1) Cost of $919,367 as of March 31, 2024 and $895,257 as of December 31, 2023.

(1) Shareholder servicing fees apply only to Class S Shares, Class U Shares, Class D Shares, Class R-S Shares and Class R-D Shares. Distribution fees apply only to Class S Shares, Class R-S Shares and Class U Shares. For purposes of Transactional Net Asset Value, we recognize shareholder servicing fees and distribution fees as a reduction to Transactional Net Asset Value on a monthly basis as such fees are accrued. For purposes of GAAP Net Asset Value, we accrue the cost of the shareholder servicing fees and distribution fees, as applicable, for the estimated life of the shares as an offering cost at the time we sell Class S Shares, Class U Shares, Class D Shares, Class R-S Shares and Class R-D Shares. As of March 31, 2024, we have accrued under GAAP $66,983 of shareholder servicing fees and distribution fees payable to the dealer-manager related to the Class U Shares, Class D Shares, Class R-D Shares and Class R-S Shares sold. As of December 31, 2023, we have accrued under GAAP $51,440 of shareholder servicing fees and distribution fees payable to the Dealer-Manager related to the Class U Shares, Class D Shares and Class R-D Shares sold

The following table provides a breakdown of our total Transactional Net Asset Value and our Transactional Net Asset Value per share by class as of March 31, 2024 ($ in thousands, except shares and per share data):

Transactional Net Asset Value Per Share	Class I Shares	Class U Shares	Class R-D Shares	Class R Shares	Class D Shares	Class R-S Shares	Class E Shares	Class F Shares	Class G Shares	Class H Shares	Total
Monthly Transactional Net Asset Value	$209	$1,005,884	$12,746	$622,630	$10	$737	$1	$1,423	$1	$1	$1,643,642
Number of outstanding shares	7,702	37,019,137	468,875	22,897,848	384	27,062	40	51,217	40	40	60,472,345
Transactional Net Asset Value per Share as of March 31, 2024	$27.19	$27.17	$27.18	$27.19	$27.18	$27.23	$27.79	$27.79	$28.54	$28.54

The following table provides a breakdown of our total Transactional Net Asset Value and our Transactional Net Asset Value per share by class as of December 31, 2023 ($ in thousands, except shares and per share data):

Transactional Net Asset Value Per Share	Class I Shares	Class U Shares	Class R-D Shares	Class R Shares	Class D Shares	Class E Shares	Class F Shares	Class G Shares	Class H Shares	Total
Monthly Transactional Net Asset Value	$3,552	$756,827	$9,518	$449,523	$10	$1	$1,369	$1	$1	$1,220,802
Number of outstanding shares	131,691	28,088,229	353,076	16,671,146	380	40	49,830	40	40	45,294,472
Transactional Net Asset Value per Share as of December 31, 2023	$26.97	$26.94	$26.96	$26.96	$26.95	$27.47	$27.47	$27.94	$27.94

Reconciliation of Transactional Net Asset Value to GAAP Net Asset Value

The following table reconciles GAAP Net Asset Value to our Transactional Net Asset Value as of March 31, 2024 and December 31, 2023 ($ in thousands):

	As of March 31, 2024	As of December 31, 2023
GAAP Net Asset Value	$1,578,012	$1,170,372
Adjustment:
Accrued shareholder servicing fees and distribution fees	65,630	50,430
Transactional Net Asset Value	$1,643,642	$1,220,802

Valuation Methodologies and Significant Inputs

The following table presents additional information about valuation methodologies and significant inputs used for Infrastructure Assets that are valued at fair value as of March 31, 2024 and December 31, 2023:

		As of March 31, 2024		As of December 31, 2023
Valuation Methodology & Inputs	Unobservable Input(s) (1)	Weighted Average (2)	Range	Weighted Average (2)	Range
Inputs to market comparables, discounted cash flow and transaction price/other	Illiquidity Discount	5.1%	5.0% - 10.0%	5.1%	5.0% - 10.0%
	Weight Ascribed to Market Comparables	3.8%	0.0% - 25.0%	4.0%	0.0% - 25.0%
	Weight Ascribed to Discounted Cash Flow	94.5%	0.0% - 100.0%	94.6%	0.0% - 100.0%
	Weight Ascribed to Transaction Price/Other	1.7%	0.0% - 100.0%	1.4%	0.0% - 100.0%

Market Comparables	Enterprise Value / Forward EBITDA Multiple	10.6x	10.6x - 10.6x	10.5x	10.5x - 10.5x

Discounted Cash Flow	Weighted Average Cost of Capital	9.7%	6.9% - 12.1%	9.7%	6.7% - 12.1%
	Enterprise Value / LTM EBITDA Exit Multiple	17.0x	10.7x - 23.6x	13.9x	9.5x - 21.0x

(1) In determining the inputs, management evaluates a variety of factors including economic conditions, industry and market developments, market valuations of comparable companies, and company-specific developments including exit strategies and realization opportunities. KKR Infrastructure Conglomerate LLC’s manager (the “Manager”) has determined that market participants would take these inputs into account when valuing the investments. “LTM” means Last Twelve Months.

(2) Inputs are weighted based on fair value of the investments included in the range.

The Manager is ultimately responsible for our net asset value calculations.

Valuations involve subjective judgments and may not accurately reflect realizable value. The assumptions above are determined by the Manager and reviewed by our independent valuation advisor. A change in these assumptions or factors would impact the calculation of the value of our assets. For example, assuming all other factors remain unchanged, the changes listed below would result in the following effects on our asset values as of March 31, 2024 and December 31, 2023:

	As of March 31, 2024		As of December 31, 2023
Input	Hypothetical Change	Infrastructure Asset Values	Hypothetical Change	Infrastructure Asset Values
Weighted Average Cost of Capital	0.25% decrease	+2.53%	0.25% decrease	+2.55%
	0.25% increase	-2.48%	0.25% increase	-2.49%